                                                                   Exhibit 10.15

                                  CONFIDENTIAL

                              ASSET SALE AGREEMENT

                                     BETWEEN

                           BINNINGS ACQUISITION CORP.

                                       AND

                   AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                       AND

                        BINNINGS BUILDING PRODUCTS, INC.

                                   DATED AS OF

                                DECEMBER 19, 2001

                                TABLE OF CONTENTS

                                                                                Page
ARTICLE 1         DEFINITIONS...............................................     2
         1.1      Definitions...............................................     2

ARTICLE 2         SALE AND PURCHASE OF THE ASSETS...........................     2
         2.1      Transferred Assets........................................     2
         2.2      Excluded Assets...........................................     3
         2.3      Assumption of Liabilities.................................     5
         2.4      Excluded Liabilities......................................     5

ARTICLE 3         THE CLOSING...............................................     6
         3.1      Place and Date............................................     6
         3.2      Purchase Price............................................     6
         3.3      Allocation of Purchase Price..............................     6
         3.4      Deliveries................................................     7
         3.5      Consents of Third Parties.................................     7

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLER..................     7
         4.1      Organization, Standing, Etc. of Seller....................     7
         4.2      Corporate Authorization...................................     8
         4.3      Enforceability............................................     8
         4.4      Governmental Authorizations and Consents..................     8
         4.5      Financial Statements......................................     8
         4.6      Absence of Certain Changes or Events......................     8
         4.7      Title to Transferred Assets...............................     9
         4.8      Transferred Intellectual Property.........................     9
         4.9      Assumed Contracts.........................................     9
         4.10     Licenses and Permits......................................    10
         4.11     Environmental Compliance..................................    10
         4.12     Benefit Plans.............................................    11
         4.13     Brokers...................................................    12
         4.14     Taxes.....................................................    12

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF BUYER...................    13
         5.1      Organization and Standing of Buyer........................    13
         5.2      Authorization.............................................    13
         5.3      Enforceability............................................    13
         5.4      Compliance with Other Instruments and Laws................    13
         5.5      Governmental Authorizations and Consents..................    13
         5.6      Access....................................................    14
         5.7      Brokers...................................................    14
         5.8      Buyer Awareness...........................................    14

ARTICLE 6         COVENANTS RELATING TO PERSONNEL ARRANGEMENTS..............    14
         6.1      Transferee Employees......................................    14
         6.2      COBRA Obligations.........................................    14
         6.3      Plans, Benefits and Policies..............................    15

                                                                                Page
ARTICLE 7         COVENANTS OF SELLER.......................................    15
         7.1      Conduct of Business.......................................    15
         7.2      Use of Business Names by Buyer............................    16
         7.3      Access....................................................    17

ARTICLE 8         COVENANTS OF BUYER........................................    18
         8.1      Investigation.............................................    18
         8.2      Assistance with Respect to Excluded Assets................    18
         8.3      Assistance with Respect to Outstanding Performance

                  Bonds and Collection of Accounts Receivable...............    16


ARTICLE 9         COVENANTS OF BOTH PARTIES.................................    18
         9.1      Commercially Reasonable Efforts...........................    18
         9.2      Governmental Filings......................................    18
         9.3      Public Announcements......................................    19
         9.4      Consents; Cooperation.....................................    19
         9.5      Communications with Customers and Suppliers...............    20
         9.6      Liability for Transfer Taxes..............................    20
         9.7      Books and Records.........................................    20
         9.8      Tax Matters...............................................    20
         9.9      Tax Elections.............................................    21
         9.10     Confidentiality...........................................    22

ARTICLE 10        BUYER PROTECTIONS:  OVERBIDDING PROCEDURES AND BREAK-UP FEES  22
         10.1     Bankruptcy Court Approvals................................    22
         10.2     Obtaining the Orders......................................    23

ARTICLE 11        CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE...............    23
         11.1     Accuracy of Representations and Warranties................    23
         11.2     Performance...............................................    23
         11.3     No Conflict...............................................    23
         11.4     Certificate...............................................    24
         11.5     Bankruptcy Court Approval.................................    24
         11.6     Consents..................................................    24
         11.7     Transfer Documents........................................    24
         11.8     Transaction Documents.....................................    25
         11.9     Further Instruments.......................................    25

ARTICLE 12        CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE..............    25
         12.1     Accuracy of Representations and Warranties................    25
         12.2     Performance...............................................    25
         12.3     No Conflict...............................................    25
         12.4     Certificate...............................................    26
         12.5     Bankruptcy Court Approval.................................    26
         12.6     Consents..................................................    26
         12.7     Assumption Agreement......................................    26
         12.8     Transaction Documents.....................................    26

                                                                                Page
         12.9     Further Instruments......................................     25
         12.10    Payment...................................................    25

ARTICLE 13        TERMINATION...............................................    25
         13.1     Right to Terminate Agreement..............................    25
         13.2     Effect of Termination.....................................    26

ARTICLE 14        MISCELLANEOUS.............................................    26
         14.1     Expiration of Representations, Warranties and Covenants...    26
         14.2     Material Adverse Effect...................................    26
         14.3     Disclaimer of Projections, Etc............................    27

ARTICLE 15        AGREEMENT CONVENTIONS.....................................    27
         15.1     Further Assurances........................................    27
         15.2     Notices...................................................    27
         15.3     Assignment................................................    29
         15.4     Entire Agreement; Amendment; Governing Law; Etc...........    29
         15.5     Consent to Jurisdiction...................................    30
         15.6     Severability..............................................    30
         15.7     Reliance on Counsel and Other Advisors....................    30
         15.8     Exhibits and Schedules....................................    30
         15.9     Rules of Construction.....................................    30
         15.10    Counterparts..............................................    31

                                    SCHEDULES

Schedule             Subject Matter
--------             --------------
2.1(b)               Owned and Leased Real Property
2.1(c)               Transferred Intellectual Property
2.1(j)               Causes of Action Not Transferred

2.2(g)               Excluded Litigation Rights
2.3(c)               Assumed Liabilities
2.4(f)               Other Excluded Liabilities


4.6                  Exceptions to Ordinary Course
4.7                  Title to Transferred Assets
4.9                  Assumed Contracts


4.10                 Licenses, Permits and Exceptions
4.11                 Environmental Compliance Exceptions

4.12                 Benefit Plans

4.14                 Tax Matters

5.5                  Government Authorizations and Consents Required by Buyer
7.1                  Conduct of Business
11.6                 Consents as Conditions to Obligations

                                    EXHIBITS

A.       Definitions

B.       Note

C.       Mortgage Agreement

D.       Sale Procedure Motion

E.       Sale Motion

F.       Transition Services Agreement

G.       Supply Agreement

H.       Supply Agreement

                              ASSET SALE AGREEMENT

      THIS ASSET SALE AGREEMENT (this "Agreement") is entered into as of December 17, 2001, by and between BINNINGS ACQUISITION CORP., a Florida corporation ("Buyer"), on the one hand, and BINNINGS BUILDING PRODUCTS, INC., a Delaware corporation ("Binnings"), and AMERICAN ARCHITECTURAL PRODUCTS CORPORATION, a Delaware corporation ("AAPC"), on the other hand. Binnings and AAPC are collectively known as "Seller".

                                    RECITALS

      WHEREAS, Seller, among others, filed a bankruptcy petition under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") on December 18, 2000 (the "Filing Date") in the United States Bankruptcy Court for the Northern District of Ohio ("Bankruptcy Court") which case is being jointly administered as Case No. 00-43726 ("Bankruptcy Case");

      WHEREAS, Binnings, through and with Binnings Pan Am ("BPA"), TM Window & Door Company ("TMWD") and TM Architectural Products ("TMAP"), is engaged in the business of the manufacture and sale of aluminum extrusion products and the manufacture, sale and installation of aluminum windows, doors and related products for residential and institutional markets. BPA, TMWD and TMAP are trade names or dba names of Binnings;

      WHEREAS, AAPC, through Fortified Window & Door Company ("Fortified"), its wholly owned subsidiary company and a co-debtor in the Bankruptcy Case, is engaged in the business of the manufacture, sale and installation of aluminum windows, doors and related products for residential and institutional markets;

      WHEREAS, BPA, TMWD, TMAP and Fortified are known as the "Businesses";

      WHEREAS, Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, the Transferred Assets (as defined in Section 2.1), and Seller wishes to assume and assign to Buyer and Buyer has agreed to assume the Assumed Liabilities (as defined in Section 2.3), with the approval of the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code, all for the Purchase Price (as defined in Section 3.2), and upon the terms and subject to the conditions, herein set forth; and

      WHEREAS, the transactions contemplated in this Agreement involve a sale, other than in the ordinary course of business, of certain of Seller's assets and properties out of Seller's bankruptcy estate pursuant to Bankruptcy Code Sections 363 and 365.

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 DEFINITIONS. The definitions set forth in Exhibit A are incorporated herein by reference.


                                    ARTICLE 2

                         SALE AND PURCHASE OF THE ASSETS

      2.1 TRANSFERRED ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all liens, mortgages, pledges, security interests, charges, claims, options or other encumbrances, except as set forth in this Agreement, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the properties, assets, contracts and rights of Seller exclusively used in the Businesses, other than the Excluded Assets (collectively, the "Transferred Assets"). The Transferred Assets include, without limitation, the following:

            (a) all of the Fixed Assets;

            (b) all rights and ownership interest of Seller in the owned and leased real property listed on Schedule 2.1(b);

            (c) rights in respect of the Transferred Intellectual Property specific to the Businesses;

            (d) all of the rights in respect to the Assumed Contracts, excluding rights to collect billed retention payments for completed contracts;

            (e) all inventories of goods, office and other supplies located at the Transferred Facilities or specific to the Businesses;

            (f) all of the prepaid expenses and security deposits that relate to any of the Assumed Contracts;

            (g) customer lists, files and all of the Books and Records;

            (h) to the extent their transfer is permitted by Applicable Law, all Consents and Permits specific to the Transferred Facilities, the Transferred Assets or the Businesses;

            (i) to the extent transferable, all rights under express or implied warranties from or rights against Seller's suppliers with respect to the Transferred Assets or the Assumed Contracts;

            (j) all rights to causes of action, lawsuits, claims and demands of any nature available to Seller that are specific to the Transferred Assets, the Assumed Liabilities or to the

Businesses, other than (i) avoidance actions under the Bankruptcy Code and (ii) causes of action, lawsuits, claims and demands referred to in Schedule 2.1(j);

            (k) to the extent transferable, all guarantees, warranties, indemnities, bonds, letters of credit and similar arrangements that run in favor of Seller in connection with the Transferred Assets;

            (l) the retentions and advances that relate to the Assumed Contracts; and

            (m) additional assets arising in the ordinary course of business between the date hereof and the Closing Date;

            (n) business names of the Businesses;

            (o) telephone and facsimile numbers of the Businesses;

            (p) e-mail addresses and web sites of the Businesses;

            (q) to the extent transferable, software used in the Businesses;

            (r) all of Seller's rights and interests under all outstanding purchase orders entered into by Seller for the purchase of goods or services specific to the Businesses; and

            (s) to the extent transferable and specific to the Businesses, all other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Businesses as presently being conducted.

      2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the Transferred Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

            (a) except to the extent expressly set forth in the Transaction Documents, the names and marks "American Architectural Products Corporation" and "AAPC" and any name or mark derived from or including the foregoing, including all corporate symbols or logos incorporating "American Architectural Products Corporation" or "AAPC" (the "Excluded Intellectual Property");

            (b) the rights in intellectual property, intangible property rights, license agreements and software licenses not within the definition of Transferred Intellectual Property;

            (c) all collateral associated with any bonds, letters of credit and similar arrangements provided by Seller that run in favor of third parties;

            (d) intercompany receivables and payables arising between or among the Businesses and the balance of AAPC's business from the conduct of the Businesses prior to the Closing Date (including without limitation any prepaid assets associated with AAPC's property, general liability and automobile insurance policies);

            (e) all books and records relating to or used in the business of Seller and not (i) located at the Transferred Facilities or (ii) specific to the Businesses;

            (f) all Policies, maintained by Seller, and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

            (g) all rights to causes of action, lawsuits, claims and demands listed on Schedule 2.2(g);

            (h) all right, title and interest of Seller in and to and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Businesses for any period or portion thereof prior to the Closing Date, but only to the extent such corresponding tax liability is not assumed by Buyer;

            (i) all assets relating to Benefit Plans;

            (j) all claims against third parties for Losses suffered in connection with Excluded Assets and Excluded Liabilities;

            (k) all cash and cash equivalents and similar type investments specific to the Businesses, such as certificates of deposit, treasury bills and other marketable securities;

            (l) all accounts receivable of the Businesses, including, but not limited to, billed retention payments for completed contracts;

            (m) the services available to Seller that are not specific to the Businesses as conducted prior to the Closing Date;

            (n) except to the extent transferable and specific to the Transferred Assets, permits related to the conduct of the Businesses;

            (o) all contracts and leases rejected pursuant to Section 365 of the Bankruptcy Code by Seller prior to the Closing Date;

            (p) any properties, assets, contracts and right of Seller not constituting a part of the Transferred Assets.

For the avoidance of doubt, and in those instances where certain categories of Transferred Assets are expressly described as those being specific either to the Businesses or to any other assets otherwise transferred hereby, or as otherwise specified, the term "Excluded Assets" shall include properties, assets, contracts and rights of the Businesses which are not primarily used in the Businesses. Notwithstanding the foregoing, it is the intention of the parties that Buyer is buying and shall have the benefit of all assets currently used and necessary to operate the Businesses.

         2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due all of the Liabilities and obligations relating to the Transferred Assets and the Businesses (other than the Excluded Liabilities), including, without limitation, the following:

            (a) Liabilities and obligations of Seller to be performed from and after the Closing Date under or relating to the Transferred Assets, Assumed Contracts and the Transferred Facilities including without limitation any guaranty by AAPC or an Affiliate of AAPC under an Assumed Contract;

            (b) all Liabilities and obligations relating to or arising out of the conduct of the Businesses on or after the Closing Date;

            (c) all Liabilities identified on Schedule 2.3(c) and reflected on the Financial Statements, except Sales and Use Taxes, but only to the extent incurred on or after the Filing Date; and

            (d) all Liabilities with respect to express and/or implied warranty claims for sales made by Seller, including without limitation claims for personal injury or damage to property other than products manufactured by Seller.

The Liabilities and obligations described in clauses (a) through (d) are collectively referred to as the "Assumed Liabilities."

         2.4 EXCLUDED LIABILITIES. Except as specifically set forth in Section
2.3 and elsewhere in the Transaction Documents, Buyer shall not assume or in any way be responsible for, and Seller shall remain responsible for, the following debts, claims, commitments, liabilities and obligations of Seller and the Businesses (the "Excluded Liabilities"):

            (a) except to the extent reflected on the Financial Statements, all Tax liabilities, including penalties and interest, in respect of periods prior to the Closing Date;

            (b) except as provided in Section 2.3, indebtedness for borrowed money relating to the conduct of the Businesses for all periods prior to the Closing Date;

            (c) Liabilities arising directly out of the Excluded Assets;

            (d) Inter-company payables and receivables between or among the Businesses and the balance of AAPC's business arising from the conduct of the Businesses prior to the Closing Date;

            (e) Liabilities and obligations under Benefit Plans, except as specifically provided in Article 6; and

            (f) the Liabilities, if any, listed on Schedule 2.4(f); and

            (g) any Liabilities relating to bankruptcy and transaction expenses of AAPC.

                                    ARTICLE 3

                                   THE CLOSING

         3.1 PLACE AND DATE. The closing of the sale and purchase of the Transferred Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m. local time, not later than (i) the second business day following the satisfaction or waiver of the conditions referred to in Articles 11 and 12 or (ii) the seventh business day after the Sale Order is obtained, whichever is later, at such place upon which the parties may agree. The day on which the Closing actually occurs is sometimes referred to herein as the "Closing Date." Notwithstanding the actual time of Closing on the Closing Date, the Closing shall be deemed to have occurred as of 12:01 a.m., local time, on the day of the Closing.

         3.2 PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall pay or deliver the following amounts to Seller:

            (a) The sum of U.S. $500,000 (the "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated by Seller; and

            (b) A promissory note in the principal amount of $1,700,000 substantially in the form attached hereto as Exhibit B ("Note") as well as a mortgage agreement substantially in the form attached hereto as Exhibit C ("Mortgage Agreement"). The Mortgage Agreement shall set forth Seller's first position security interest in all owned real property of Buyer at Closing.

         3.3 ALLOCATION OF PURCHASE PRICE.

            (a) The parties shall allocate the aggregate consideration received by Seller with respect to the Transferred Assets, in accordance with Section 1060 of the Tax Code, as mutually agreed to by the parties pursuant to the procedure described below. Subject to the requirements of any applicable Tax law or election, all such mutually agreed-to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Tax Code or any similar provisions of state or local law and all relevant Income Tax Returns. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding with respect to Income Taxes that is inconsistent with such mutually agreed-to allocations without the prior written consent of the other party, in the consenting party's commercially reasonable discretion. The parties shall exercise commercially reasonable efforts to support such mutually agreed-to reported allocations in any audit proceedings initiated by any taxing authority; provided, however, that Seller shall not have any obligation to pay for an appraisal or in any other way incur unreasonable or extraordinary out-of-pocket expenses.

            (b) Within 60 days after the Closing Date, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the consideration received by Seller with respect to the Transferred Assets for Seller's approval, which shall not be unreasonably withheld. If Seller fails to respond to Buyer within 30 days of

Seller receiving such IRS Form 8594, then Seller shall be deemed to have approved Buyer's allocation.

         3.4 DELIVERIES. At the Closing, (a) Buyer shall deliver to or as directed by Seller the Purchase Price, the Note and the agreements, instruments of assumption, certificates and other documents required to be delivered by Buyer pursuant to Article 12 and (b) Seller shall deliver to Buyer the agreements, instruments of transfer, certificates and other documents required to be delivered by Seller pursuant to Article 11.

         3.5 CONSENTS OF THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Consent from a Governmental Authority, instrument, contract (including the Assumed Contracts), lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, to the extent that such assignment or transfer or an attempt to make such an assignment or transfer cannot be made pursuant to Section 365 of the Bankruptcy Code without the consent or approval of a third party. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Consent, instrument, contract, lease or other agreement or arrangement, provided that Buyer shall undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to all other sections of this Agreement), and subject to the limitations contained in Section 14.1, as of the date of this Agreement, Seller makes to Buyer the following representations and warranties.

         4.1 ORGANIZATION, STANDING, ETC. OF SELLER. Binnings and AAPC are corporations duly incorporated and validly existing under the laws of the jurisdiction where they are organized and have all requisite corporate power and authority to carry on the Businesses as currently conducted and to own or lease and to operate the properties of the Businesses. Binnings and AAPC are in good standing and are qualified to do business in each state of the United States in which the Businesses are conducted that requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Businesses. For the purposes of the Transaction Documents, a "Material Adverse Effect on the Businesses" means any material adverse change in, or material adverse effect on, the assets, liabilities, business or operations of the Transferred Assets or the Businesses taken as a whole. Seller is currently a debtor-in-possession in the Bankruptcy Case pursuant to the Bankruptcy Code, and retains full authority and power to operate its business and affairs pursuant to Sections 1107 and 1108 of the Bankruptcy Code, with no trustee, examiner, facilitator or other officer or agent with similar authority or powers to a trustee, examiner or facilitator having been appointed in such Bankruptcy Case.

         4.2 CORPORATE AUTHORIZATION. Subject to approval by the Bankruptcy Court, the execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Seller, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Seller. Subject to approval by the Bankruptcy Court, this Agreement has been duly executed and delivered by a duly authorized officer of Seller.

         4.3 ENFORCEABILITY. Subject to approval by the Bankruptcy Court, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

         4.4 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. No consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than (a) bankruptcy court approval, and
(b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on the Businesses.

         4.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer the following certified and audited financial statements and balance sheets, each as of and for the twelve month period ending December 31, 2000 (AAPC consolidated) and the qualified opinion for the seven months ending July 31, 2001 (the "Financial Statements Date"): (a) income statement of the Businesses and (b) balance sheet for the Businesses (such statements hereinafter being referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with past practice and the accounting records and policies of Seller and reasonably present in all material respects the Transferred Assets and the Assumed Liabilities of the Businesses as of the dates thereof.

         4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Financial Statements Date, Seller has conducted its operations related to the Businesses in the ordinary course of business except: (i) as set forth on Schedule 4.6,
(ii) the filing of the Bankruptcy Case and any actions taken in connection therewith, and (iii) activities related to the Contemplated Transactions. Since the Financial Statement Date, there has been no material adverse change in the results of operations, financial condition or prospects of the Businesses which would result in the failure to satisfy a closing condition of Buyer pursuant to
Article 11 of this Agreement

         4.7 TITLE TO TRANSFERRED ASSETS. Except as set forth on Schedule 4.7, and except for real and personal property subject to leases, Seller has good, transferable and marketable title to or other valid ownership rights in the Transferred Assets. This Section 4.7 does not apply to the Transferred Intellectual Property.

         4.8 TRANSFERRED INTELLECTUAL PROPERTY.

            (a) Seller owns, or is licensed or otherwise possesses the right to use, all the Transferred Intellectual Property, and the Transferred Intellectual Property, is all the intellectual property necessary to conduct the Businesses substantially as currently conducted by Seller in all material respects.

            (b) Schedule 2.1(c) includes a list of patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the Transferred Intellectual Property.

            (c) To Seller's Knowledge, no claims with respect to the Transferred Intellectual Property have been asserted and are pending as of the date of this Agreement (i) to the effect that the sale, licensing or use of any of the products of the Businesses infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (ii) against the use by Seller of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs or applications used in the Businesses as currently conducted, or (iii) challenging the ownership or use by Seller of any of the Transferred Intellectual Property that Seller purports to own or use, nor, to Seller's Knowledge, is there a valid basis for such a claim described in this Section 4.8(c).

         4.9 ASSUMED CONTRACTS. Schedule 4.9 includes a list of all Assumed Contracts of the Businesses. Seller has made available to Buyer a copy or description of all outstanding active Assumed Contracts constituting:

            (a) All customer contracts and open purchase orders of the Businesses with a reasonably expected value in excess of $35,000 per annum;

            (b) All pending bids for customer contracts with a reasonably expected value in excess of $35,000 per annum;

            (c) All contracts for the employment of any Person by Seller specific to the Businesses and providing for cash compensation equal to or greater than $75,000 per annum;

            (d) All consulting agreements in excess of $50,000 to which Seller is a party in connection with the conduct of the Businesses;

            (e) All joint venture, teaming and similar arrangements to which Seller is a party in connection with the Businesses;

            (f) All agreements for the purchase by Seller of equipment specific to the Businesses involving outstanding commitments in excess of $50,000;

            (g) All notes and installment obligations and other instruments and contracts specific to the Businesses and relating to any borrowing of, or issuance of letters of credit for, an amount in excess of $50,000 by Seller;

            (h) All leases of real or personal property involving payments of more than $50,000 per annum to be assumed by Buyer; and

            (i) All agreements materially limiting the freedom of Seller to compete in the Businesses with any Person or other entity or in any geographical area.

         4.10 LICENSES AND PERMITS. Schedule 4.10 includes a list of all permits, licenses and other authorizations from Governmental Authorities necessary for the conduct of the Businesses as currently conducted. Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Businesses as conducted by Seller prior to the date hereof (collectively "Permits"), except where the failure to have such Permits could not reasonably be expected to result in a Material Adverse Effect on the Businesses. Except as set forth on Schedule 4.10, (a) each of said Permits is in full force and effect, (b) the Businesses are in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance could not reasonably be expected to result in a Material Adverse Effect on the Businesses, (c) to Seller's Knowledge, there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (d) to Seller's Knowledge, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Seller makes no representation or warranty with respect to the transferability of the Permits to Buyer.

         4.11 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 4.11, the conduct of the Businesses complies in all material respects with all Environmental Laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on the Businesses. "Environmental Laws" shall mean all applicable U.S. and foreign federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Businesses are located, the Environmental Protection Agency and all other applicable Governmental Authorities. Buyer shall not have any liability for violations of, or in connection with, the Environmental Laws with respect to the owned or leased real property transferred pursuant to this Agreement, relating to events occurring prior to the Closing Date.

         4.12 BENEFIT PLANS.

            (a) Schedule 4.12 lists and identifies (i) each employee pension benefit plan, as defined in Section 3(2) of ERISA (a "Pension Plan"); (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan"); and (iii) each compensation and employment arrangement, including, but not limited to, any fringe benefit, incentive compensation, stock option, stock purchase, bonus, severance, deferred compensation, and supplemental executive compensation plan or employment agreement (a "Benefit Arrangement"), that is maintained by Seller for Employees of the Businesses (collectively, the

"Benefit Plans"). Copies of all Benefit Plans have been provided or made available to Buyer, including, but not limited to (i) each Pension Plan and any related trust agreement (including all amendments to such Pension Plan and trust) and its most recent summary plan description, the most recent determination letter issued by the IRS, and (ii) each Welfare Plan and Benefit Arrangement and any related insurance contracts or other funding arrangement, administrative services agreement and summary plan description and the most recent annual report on Form 5500 required to be filed with the IRS in respect of any Pension Plan, Welfare Plan and Benefit Arrangement. Except for the 2000 and 2001 contributions to the Pension Plans which by law may not yet required to be made, all contributions have been made to the Pension Plans. Except as disclosed on Schedule 4.16, Seller does not maintain or contribute to any Welfare Plan that provides benefits to employees after termination of employment other than as required by Part 6 of Substitute B of Title I of ERISA.

            (b) Except as disclosed on Schedule 4.12, neither Seller nor any ERISA Affiliate is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA, nor has been obligated to contribute to any multiemployer plan, at any time during the most recent five years. As used herein, the term "ERISA Affiliate" shall mean any corporation, partnership or other entity which is a member of the same controlled group (within the meaning of Section 4001(a)(14) of ERISA). With respect to any such multiemployer plan, Seller nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any withdrawal liability under Title IV of ERISA, nor is any such plan in reorganization.

            (c) No Pension Plan is subject to Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller or any ERISA Affiliate with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Seller or any ERISA Affiliate. All contributions required to be made by any ERISA Affiliate to any employee benefit plan subject to Section 412 of the Tax Code or Section 302 of ERISA have been timely made. No employee benefit plan subject to Section 412 of the Tax Code sponsored, maintained or contributed to by any ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Tax Code or
Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

            (d) To Seller's Knowledge, each Pension Plan which is intended to be qualified under Section 401(a) of the Tax Code as currently in effect has been determined by the IRS to be so qualified and each trust related to any such Pension Plan has been determined to be exempt from federal income tax under
Section 501(a) of the Tax Code. To Seller's Knowledge, there have been no prohibited transactions (as described in Section 406 or Section 4975 of the Tax
Code) with respect to any Pension Plan. No litigation or administrative or other proceedings involving the Benefit Plans has occurred which would reasonably be expected to have a Material Adverse Effect on the Businesses.

            (e) To Seller's Knowledge, each Benefit Plan has been administered in accordance with its terms and Applicable Law except where the failure to be so administered would not have a Material Adverse Effect on the Businesses.

         4.13 BROKERS. With the exception of fees and expenses payable to Conway, Del Genio, Gries & Co., LLC, which shall be paid by AAPC, all negotiations relating to this Agreement, and the Contemplated Transactions, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the Contemplated Transactions.

         4.14 TAXES. Except as set forth on Schedule 4.14, with respect to
Taxes:

            (a) Seller has properly completed and filed or caused to be filed or shall properly complete and file or cause to be filed, within the time prescribed by law, including extensions, all Tax Returns with respect to the Transferred Assets that are or were required to be filed under federal, state, local or any foreign laws on or prior to the Closing Date, except where the failure to file such Tax Returns would not have a Material Adverse Effect on the Businesses.

            (b) Seller has, within the time and in the manner prescribed by law, paid or caused to be paid (and until the Closing will, within the time and in the manner prescribed by law, pay or cause to be paid) all Taxes that are shown to be due and payable on Tax Returns filed prior to the Closing, except where the failure to pay such Taxes would not have a Material Adverse Effect on the Businesses. The Businesses have paid or, in the case of taxes not due or being contested in good faith, have made adequate provisions for the payment of all taxes for which the Businesses are or may reasonably become liable for payment.

            (c) Seller shall indemnify and hold Buyer harmless from and against any and all claims relating to the Businesses sales and use tax obligation, which Seller specifically retains and Buyer does not assume.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as set forth below as of the date of this Agreement:

         5.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to enter into this Agreement, to carry out the Contemplated Transactions and to perform its obligations hereunder. Buyer is a domestic corporation within the meaning of Section 7701 of the Tax Code.

         5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and other action on the part of Buyer. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer.

         5.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

         5.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole, or would materially impair Buyer's ability to consummate the Contemplated Transactions (a "Material Adverse Effect on Buyer").

         5.5 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as set forth on
Schedule 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than (a) Bankruptcy Court approval, and
(b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 5.5.

         5.6 ACCESS. Buyer has received and reviewed the Financial Statements and is acquainted with the Businesses. Buyer has had an opportunity to review the assets, books, records and contracts of the Businesses, and has been given the opportunity to meet with officers and other representatives of Seller for the purpose of investigating and obtaining information regarding the Businesses operations and its financial and legal affairs.

         5.7 BROKERS. No agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Contemplated Transactions.

         5.8 BUYER AWARENESS. Buyer is not aware of any fact, circumstance or condition which would constitute a breach of any representation or warranty of Seller contained in this Agreement, or which could reasonably be expected to have a Material Adverse Effect on the Businesses.

                                   ARTICLE 6

                  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

         6.1 TRANSFEREE EMPLOYEES. Effective as of the Closing Date, Seller shall terminate the employment of the Employees of the Businesses. Buyer shall offer employment to Employees of the Businesses on the Closing Date on substantially similar terms and conditions of employment as those previously provided by Seller. All such employees shall be referred to herein as "Transferee Employees." Except as otherwise provided herein, Buyer shall be responsible for all wages, salaries and benefits (including vacations) of Transferee Employees.

         6.2      COBRA OBLIGATIONS.

            (a) Buyer will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to Transferee Employees.

            (b) Seller will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to all non-Transferred Employees.

         6.3 PLANS, BENEFITS AND POLICIES.

            (a) Buyer and its Subsidiaries will, as of the Closing Date, adopt and provide a group health plan for Transferee Employees.

            (b) Buyer and its Subsidiaries will credit Transferee Employees with service with Seller (and predecessors of Seller) for purposes of (i) vesting for and eligibility to participate in any Pension Plan of Buyer, but not for purposes of benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for any Welfare Plan of Buyer; and (iii) eligibility and benefit computation for vacation and severance pay plans of Buyer; provided, however, that the foregoing shall not require Buyer to offer any of such plans to Transferee Employees, except as provided in paragraph (a) above.

            (c) Except as otherwise provided herein, as of the Closing Date, all Transferee Employees shall cease participation in Benefit Plans of Seller. Except as set forth in Section 2.3, Seller shall retain all liabilities related to its Benefit Plans.

            (d) After Closing, Buyer and Seller will cooperate with each other and provide each other such information as is required concerning Transferee Employees in order to determine whether a Transferee Employee is entitled to compensation from either party or benefits under any plan, program or arrangement sponsored or maintained by either party.

            (e) No provision in this Section 6.3 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Seller or any of its respective Affiliates.

            (f) Buyer shall have no responsibility, liability or obligation relative to the Benefit Plans, except as may be set forth in this Agreement.


                                    ARTICLE 7

                               COVENANTS OF SELLER

         7.1      CONDUCT OF BUSINESS.

            (a) Except as set forth on Schedule 7.1 or as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, and subject to any order of the Bankruptcy Court which shall take precedence over any provision of this Agreement, from the date hereof and prior to the Closing, Seller will: (i) operate the Businesses only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Businesses; (iii) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Businesses; and (iv) use commercially reasonable efforts to preserve each Seller's relationships with its suppliers, customers, licensors and licensees and others having business dealings with Seller relating to the Businesses.

            (b) Without limiting the generality of Section 7.1(a), and except as may be otherwise expressly permitted by this Agreement or approved by the Bankruptcy Court or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, from the date hereof through the Closing, Seller shall not, with respect to the Businesses:

                        (i) enter into any material transaction in connection
            with the Businesses outside the ordinary course of business;

                        (ii) conduct the Businesses in a manner that departs
            materially from the manner in which the Businesses were being conducted prior to the date of this Agreement;

                        (iii) sell, lease, transfer, mortgage or assign any of
            the Transferred Assets, tangible or intangible, other than in the ordinary course of business;

                        (iv) cancel, compromise, knowingly waive or lease any
            material right or claim (or series of related rights and claims) under Material Contracts, outside the ordinary course of business;

                        (v) make any material change in the rate of
            compensation, commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee of the Businesses, other than the increases and payments in the ordinary course of business consistent with past practice in the compensation payable to Employees of the Businesses and any Retention Arrangements; and

                        (vi) agree to do any of the foregoing.

            (c) In the event that Seller wishes to engage in any act which falls within the provisions of Section 7.1(b), Seller shall provide notice thereof to Buyer who shall advise Seller within three business days of any objection Buyer has with respect to such action. In the event that Buyer fails to object within such period, Buyer shall be deemed to have waived any objection to such act.

         7.2      USE OF BUSINESS NAMES BY BUYER.

            (a) Buyer acknowledges that Seller has asserted the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "American Architectural Products Corporation" or "AAPC" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating "American Architectural Products Corporation" or "AAPC" or any similar Name. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller or its Affiliates. Buyer agrees that it will not, and will cause the Businesses not to, use the American Architectural Products Corporation or AAPC Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Businesses, except as expressly permitted by subsection (b) of this
Section 7.2.

            (b) For a period of six months from the Closing Date (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, to Buyer, the non-exclusive right to use the American Architectural Products Corporation and AAPC Logos and the American Architectural Products Corporation and AAPC Names in connection with the operation of the Businesses as currently conducted including, during the Window Period, to (i) market and sell all such services and products produced by the Businesses and (ii) use any other assets on hand included in the Transferred Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the American Architectural Products Corporation and AAPC Names or American Architectural Products Corporation and AAPC Logos (provided, however, that Buyer shall use its commercially reasonable efforts to cease its use of the American Architectural Products Corporation and AAPC Names and the American Architectural Products Corporation and AAPC Logos within the Window Period). Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the American Architectural Products Corporation and AAPC Names and the American Architectural Products Corporation and AAPC Logos incorporating such Names and remove or obliterate such Names and the American Architectural Products Corporation and AAPC Logos from any products or other Assets and clearly and prominently mark the new name of the Businesses thereon. Except as set forth in this Article 7.2, at all times following the Closing, Buyer shall not indicate that Buyer or the Businesses are affiliated with Seller or any of its Affiliates.

            (c) Immediately following the Closing Date, Seller shall take the commercially reasonable efforts necessary to modify the formal corporate or trade names, as the case may be, of BPA, TMWD, TMAP and Fortified in all jurisdictions where those names are registered and shall make such names available for Buyer's use.

         7.3 ACCESS. Subject to reasonable notice and as permitted by law, Seller shall afford to Buyer and its accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Businesses and, during such period, Seller shall furnish promptly to Buyer and its representatives in relation to the Businesses access to all other information concerning the business, properties and personnel of the Businesses as Buyer may reasonably request. Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in the Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 7.3 as confidential in compliance with Section 9.10.

                                    ARTICLE 8

                               COVENANTS OF BUYER

         8.1 INVESTIGATION. In conducting its review of the Businesses, Buyer shall conduct itself so as to not unreasonably interfere with the Businesses or with the performance of Seller's employees.

         8.2 ASSISTANCE WITH RESPECT TO EXCLUDED ASSETS. Following the Closing Date, upon request of Seller, Buyer will use its commercially reasonable efforts to assist Seller in connection with collection, maintenance or liquidation of the Excluded Assets. If Buyer receives payment in respect of such items following the Closing, Buyer shall promptly pay such amounts to Seller and shall notify promptly each such payor that any and all payments by that payor to Seller in the future should be made directly to Seller.

         8.3 ASSISTANCE WITH RESPECT TO OUTSTANDING PERFORMANCE BONDS AND COLLECTION OF ACCOUNTS RECEIVABLES. Following the Closing Date, Buyer will assist Seller, as Seller may reasonably request, in collection of all retained receivables as identified in Section 2.2(l) and in satisfying and releasing all outstanding performance bonds of the Businesses as of the Closing Date. Buyer's assistance to Seller regarding collection of accounts receivable of the Businesses (an Excluded Asset pursuant to Article 2.2(l)) shall be governed by a Transition Services Agreement substantially in the form attached hereto as Exhibit F.

                                   ARTICLE 9

                            COVENANTS OF BOTH PARTIES

         9.1 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and the terms of this Agreement to consummate the Contemplated Transactions, including the execution and delivery of any further instruments or documents which are reasonably requested by a party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the Contemplated Transactions.

         9.2 GOVERNMENTAL FILINGS. Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

         9.3 PUBLIC ANNOUNCEMENTS. None of Buyer, Seller nor any of their Affiliates will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, or disclose the existence of this Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law (including Seller's and Buyer's requirement to issue a press release promptly after the execution of this Agreement, Seller's obligation to file a Form 8-K with the U.S. Securities and Exchange Commission, and disclosures required in connection with the Bankruptcy
Case), provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. In addition, Seller may inform its employees of the Contemplated Transactions, and Seller may continue to communicate with persons potentially interested in acquiring all or part of the Businesses, as may be required by applicable bankruptcy law.

         9.4 CONSENTS; COOPERATION. Seller and Buyer will use their commercially reasonable efforts:

            (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities (including, without limitation, the approval of the Bankruptcy Court) and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions;

            (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Agreement or the Contemplated Transactions;

            (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing;

            (d) to reasonably assist each other as necessary with regard to the determination of contract or order closeouts or other issues which affect the Assumed Contracts, to notify Buyer of additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be at a reasonable charge to the party receiving such cooperation; and

            (e) to enter into mutually acceptable arrangements pursuant to which any payments recovered by Seller following the Closing Date in respect of receivables arising under the Assumed Contracts following the Closing Date are promptly remitted to Buyer.

         9.5 COMMUNICATIONS WITH CUSTOMERS AND SUPPLIERS. Seller and Buyer will mutually agree upon all communications with suppliers and customers of the Businesses relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

         9.6 LIABILITY FOR TRANSFER TAXES.

            (a) The parties shall cooperate and use commercially reasonable efforts to avail themselves of the exemption from transfer taxes contained in
Section 1146(c) of the Bankruptcy Code. Buyer and Seller shall equally share responsibility for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, foreign withholding, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (including without limitation any goods and services tax, but for the avoidance of doubt, excluding any Income Taxes) ("Transfer Taxes") arising out of or in connection with or attributable to the Contemplated Transactions. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under Applicable Law, provided, however, that such party's preparation of any such Tax Returns shall be subject to the other party's approval which approval shall not be unreasonably withheld, conditioned or delayed.

            (b) The Transferred Assets are composed of (i) assets as to which the "isolated, casual or occasional sale" exemption or similar exemption from Transfer Taxes is or may be applicable and (ii) other assets as to which other exemptions from Transfer Taxes are or may be applicable. In order to obtain any exemption or favorable tax rate, Buyer shall, to the extent consistent with Applicable Law, provide Seller with any exemption or resale certificate, permit, license or such other documentation as may be required by any taxing authority to establish the right to such exemption or tax rate.

         9.7 BOOKS AND RECORDS. Subject to the confidentiality provisions hereof, Seller shall have the right to retain copies of the Books and Records. From and after the Closing and until the sixth anniversary thereof, (a) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Businesses, but which are not Books and Records, to the extent it is operating and has books and records in its possession, and (b) Buyer agrees to grant to Seller or its estate, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Transferred Assets that pertain to the operations of the Businesses on or prior to the Closing Date.

         9.8 TAX MATTERS.

            (a) Seller and Buyer shall provide each other and its Affiliates with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by either of them in connection with (i) the preparation of any Tax Return, (ii) the conduct of any procedure relating to Taxes, or (iii) any other matter that is the subject of this Agreement. Such assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return ("Tax Data"); (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any procedure relating to Taxes, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations; and (iii) the use of reasonable efforts to obtain any documentation from any Governmental Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses for such third party.

            (b) Seller and Buyer shall retain or cause to be retained the Tax Data, the Tax Documentation, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the expiration of all applicable statutes of limitations (including any waivers or extension thereof) with respect to the Taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that either Buyer or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration date of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired). After the expiration of the time when the Tax Data and the Tax Documentation must be retained pursuant to this Section 9.8, then any such material may be destroyed. Seller shall give Buyer not less than thirty
(30) days prior written notice before Tax Data or Tax Documentation in the possession or control of any member of the consolidated group of which AAPC is the common parent is destroyed and shall give Buyer an opportunity to copy any such material during such thirty (30) day period. Buyer shall give Seller not less than thirty (30) days prior written notice before any Tax Data or Tax Documentation in the possession or control of Buyer or any Transferred Subsidiary is destroyed and shall give Seller an opportunity to copy any such material during such thirty (30) day period.

         9.9 TAX ELECTIONS. No material new elections with respect to Taxes, or any material changes in current elections with respect to Taxes, affecting the Transferred Assets for periods beginning on or after the Closing Date and which are adverse to AAPC or any of its Subsidiaries shall be made after the date of this Agreement without the prior written consent of both Seller and Buyer.

         9.10 CONFIDENTIALITY.

                  (a) Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause their respective Affiliates, directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions (including, without limitation, Bankruptcy Court approval of any of the Contemplated Transactions), or (iii) the furnishing or use of such information is required by legal proceedings, provided, however, that the party required to disclose the confidential information shall first notify the other party of such order and afford the other party the opportunity to seek a protective order relating to such disclosure. Notwithstanding anything herein to the contrary, Seller shall not be under any restrictions with respect to disclosures to the Unsecured Creditors Committee, CIT Group/Business Credit, Inc. or the Bankruptcy Court in the Bankruptcy Case.

            (b) If the Contemplated Transactions are not consummated, each party will immediately return or destroy all such confidential information and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 9.10(b) in writing.

         9.11 TM REAL PROPERTY LEASE: Seller shall reject the real property lease pursuant to Section 365 of the Bankruptcy Code for the TM manufacturing facility located at 601 NW 12th Avenue, Pompano Beach, FL (the "Lease Rejection"). The Lease Rejection will be effective 90 days following the Closing Date ("Lease Rejection Date"). Buyer shall vacate the premises and return the premises to the landlord, in accordance with the lease, no later than the Lease Rejection Date and Buyer shall further pay to Seller all leasehold obligations pursuant to the lease through the Lease Rejection Date

                                   ARTICLE 10

                    BUYER PROTECTIONS: OVERBIDDING PROCEDURES

                                AND BREAK-UP FEES

         10.1 BANKRUPTCY COURT APPROVALS. As promptly as practicable, Seller shall file with the Bankruptcy Court and serve motions, subject to Buyer's reasonable approval, substantially in the form attached hereto as Exhibits D and E, seeking: (i) a hearing (the "Interim Hearing") before the Bankruptcy Court for an order (A) approving, among other things, the adequacy of notice to creditors and parties in interest of the final hearing to approve the sale of the Transferred Assets and the assumption of the Assumed Liabilities, bidding procedures and Break-Up Fee (the "Sale Hearing"), and (B) setting a date for the Sale Hearing (the "Interim Order"); and (ii) an order authorizing, among other things, (A) Seller to sell the Transferred Assets to Buyer pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all encumbrances (including without limitation any and all "interests in the Transferred Assets" within the meaning of Bankruptcy Code Section 363(f)), except for the Assumed Liabilities, and (B) Buyer to assume the Assumed Liabilities and Seller to be relieved of liability therefrom (the "Sale Order").

         10.2 OBTAINING THE ORDERS. Seller shall use its commercially reasonable efforts to obtain the Interim Order and the Sale Order as soon as reasonably practicable. The Interim Order and the Sale Order shall be in form and substance reasonably satisfactory to the Buyer.

                                   ARTICLE 11

                   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

         The obligations of Buyer to purchase the Businesses and the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer, in its sole discretion, in whole or in part):

         11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, and (b) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions, provided that this Section 11.1 shall not entitle Buyer to refuse to close the Contemplated Transactions unless the inaccuracies of the representations and warranties set forth in Article 4 give rise, or would reasonably be expected to give rise, to a Material Adverse Effect on the Businesses.

         11.2 PERFORMANCE. Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date, except where the failure to perform such obligations did not and would not reasonably be expected to result in a Material Adverse Effect on the Businesses.

         11.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby or the consummation of the Closing shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that result, or would reasonably be expected to result, in a Material Adverse Effect on the Businesses.

         11.4 CERTIFICATE. Buyer shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 11.1, 11.2 and 11.3 have been met. Such officer shall be one of the persons whose knowledge comprises Seller's Knowledge.

         11.5 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

         11.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the Contemplated Transactions that are identified on Schedule 11.6 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on the Businesses.

         11.7 TRANSFER DOCUMENTS. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer all of Seller's right and title to and interests in the Transferred Assets free and clear of all liens, mortgages, pledges, security interests, actions or other encumbrances, except those assumed by Buyer, including, without limitation:

            (a) bills of sale, assignments and general conveyances, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Transferred Assets;

            (b) assignments of all Assumed Contracts and any other agreements and instruments constituting Transferred Assets, dated the Closing Date, assigning to Buyer all of Seller's right, title and interest therein and thereto;

            (c) certificates of title to all owned motor vehicles, if any, included in the Transferred Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date; and

            (d) general warranty real property deeds transferring all of Seller's interest in the owned transferred real property to Buyer.

         11.8 TRANSITION SERVICES AGREEMENT. Seller shall deliver to Buyer the Transition Services Agreement substantially in the form attached hereto as Exhibit F.

         11.9 SUPPLY AGREEMENTS. Seller shall deliver to Buyer the Supply Agreements substantially in the form attached hereto as Exhibits G and H.

         11.10 TRANSACTION DOCUMENTS. Buyer and Seller shall have entered into the Transaction Documents.

         11.11 FURTHER INSTRUMENTS. Seller shall deliver to Buyer such further instruments of assignment, conveyance or transfer or other documents of further assurance as Buyer may reasonably request reasonably in advance of the Closing.

                                   ARTICLE 12

                  CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE

         The obligation of Seller to sell the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller upon consultation with and approval by the Official Committee of Unsecured Creditors ("Committee"), in their sole discretion in whole or in part):

         12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (b) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

         12.2 PERFORMANCE. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing Date except where the failure to perform such obligations did not and would not reasonably be expected to result in a material adverse effect on the Contemplated Transactions.

         12.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any

Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

         12.4 CERTIFICATE. Seller shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 12.1, 12.2 and 12.3 have been met.

         12.5 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Seller, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

         12.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions that are identified on Schedule 11.6 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to have a material adverse effect on the Contemplated Transactions.

         12.7 ASSUMPTION AGREEMENT. Seller shall have received from Buyer an assumption agreement, in form and substance satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

         12.8 TRANSACTION DOCUMENTS. Buyer and Seller shall have entered into the other Transaction Documents.

         12.9 FURTHER INSTRUMENTS. Buyer shall deliver to Seller such further instruments of assumption or other documents of further assurance as Seller may reasonably request reasonably in advance of the Closing.

         12.10 PAYMENT. Seller shall have received immediately available funds by wire transfer, and the Note, in accordance with Section 3.2 hereto.

         12.11 TRANSITION SERVICES AGREEMENT. Buyer shall deliver to Seller the Transition Services Agreement substantially in the form attached hereto as Exhibit F.

         12.12 SUPPLY AGREEMENTS. Buyer shall deliver to Seller the Supply Agreements substantially in the form attached hereto as Exhibits G and H.


         12.13 MORTGAGE AGREEMENT. Buyer shall deliver to Seller the Mortgage Agreement substantially in the form attached hereto as Exhibit C.

                                   ARTICLE 13

                                   TERMINATION

         13.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Agreement is terminated being referred to herein as the "Termination Date"):

            (a) by Buyer or Seller, if the Closing has not occurred on or before January 31, 2002 (the "Outside Date"), unless such failure to close is due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement;

            (b) by mutual written consent of Buyer and Seller, subject to any necessary Bankruptcy Court approval; or

            (c) (i) by Buyer, if any of the conditions in Article 11 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Buyer to comply with Buyer's obligations under this Agreement), and Buyer has not waived such conditions on or before the Outside Date; or

                (ii) by Seller, if any of the conditions in Article 12 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Seller to comply with Seller's obligations under this Agreement), and Seller has not waived such conditions on or before the Outside Date; or

            (d) automatically, if the Bankruptcy Court shall have entered an order approving a Competing Bid and the Contemplated Transactions by the Competing Bid are subsequently consummated;

Notwithstanding anything to the contrary, any termination by Seller shall be made only upon consultation and approval of the Committee.

         13.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 13.1, Buyer shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer's investigation of the Businesses, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information.

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties set forth in Articles 4 and 5 of this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date (except that Buyer's representation and warranty contained in Section 5.7 shall survive the Closing; all liability of the parties hereto with respect to such representations, warranties and covenants shall thereupon be extinguished; and BUYER ACKNOWLEDGES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO MAKE WHATEVER INVESTIGATION MAY BE NECESSARY AND

ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO AND CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. For the avoidance of doubt, the covenants provided for in Sections 9.4 and 9.10 and the provisions of Articles 14 and 15 shall continue without expiration or limit, the covenants provided for in Sections 9.6 and 9.8 shall continue until the first anniversary of the statute of limitations with respect to the statutes governing the applicable Taxes and the covenant provided for in Section 9.7 shall continue until the sixth anniversary of the Closing; provided however, that nothing in this sentence shall prevent Seller and/or any of its Affiliates from consummating a complete liquidation.

         14.2 MATERIAL ADVERSE EFFECT. Any adverse change, event or effect that is proximately caused by conditions affecting the United States or international economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on the Businesses or a Material Adverse Effect on Buyer (unless such conditions adversely affect Seller or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Buyer or Seller competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or Material Adverse Effect on the Businesses (unless such conditions adversely affect Seller or Buyer, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the marketing, announcement or pendency of the sale of the Businesses and the Transferred Assets shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Buyer or a Material Adverse Effect on the Businesses.

         14.3 DISCLAIMER OF PROJECTIONS, ETC. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to the contents of the Seller's descriptive materials and management presentations to Buyer or the data room made available to Buyer, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it shall have no claim against Seller with respect thereto.

                                   ARTICLE 15

                              AGREEMENT CONVENTIONS

         15.1 FURTHER ASSURANCES. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, assumptions, and powers of attorney as may reasonably be required for (a) the better assigning, transferring, granting, conveying, assuming, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it, or (b) the reassignment or return to Seller of assets that may have been inadvertently assigned, transferred or delivered to Buyer but should not have been so assigned, transferred or delivered, in each case as provided in the Transaction Documents.

         15.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under the Transaction Documents shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or courier or (d) sent by facsimile transmission. All such notices, requests, demands, waivers and other communication shall be deemed to have been received
(i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the business day after such mailing, (iv) if by facsimile, three hours after the sender receives a fax confirmation, unless the fax is sent after 5:00 p.m. on a business day or on a non-business day, in which case it shall be deemed received on the next business day.

         If to Buyer:

                  Binnings Acquisition Corp.
                  3000 Northwest 125th Street
                  Miami, Florida   33167-2515
                  Attention: J. Larry Powell

                  Tel:  (305) 681-0045
                  Fax:  (305) 681-3988


         with a copy to:

                  Mark Loterstein, Esq.
                  Benson, Moyle & Mucci, LLP
                  Bank of America Tower
                  One Financial Plaza, Suite 1600
                  Fort Lauderdale, FL   33394-1697


                  Tel:  (954) 524-6800
                  Fax:  (954) 463-6963

         If to Seller, to:

                  American Architectural Products Corporation
                  6500 Brooktree Road
                  Suite 101
                  Wexford, PA  15090
                  Attention: Joseph Dominijanni

                  Tel: (724) 940-2330
                  Fax: (724) 940-2340

         with a copy to:

                  American Architectural Products Corporation
                  860 Boardman - Canfield Road
                  Suite 107
                  Boca Building
                  Boardman, Ohio 44512
                  Tel: (330) 965-9910
                  Fax: (330) 965-9915
                  Attention:  Jonathan Schoenike, Esq.

and

                  Squire, Sanders & Dempsey L.L.P.
                  Two Renaissance Square
                  40 North Central Avenue, Suite 2700
                  Phoenix, AZ  85004-4498
                  Attention: Jordan A. Kroop, Esq.

                  Tel: (602) 528-4024
                  Fax: (602) 253-8129

or, in each case, to such other address as may be specified in writing to the other parties.

         Any party may give any notice, instruction or communication in connection with the Transaction Documents using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions, or communications are to be delivered by giving the other parties to the Transaction Documents notice thereof in the manner set forth in this Section 15.2.

         15.3 ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties hereto. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors, heirs and permitted assigns.

         15.4 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC. The Transaction Documents (together with the Exhibits and Schedules thereto) embody the entire agreement and understanding among the parties hereto with respect to the subject matter thereof. The Transaction Documents may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of Florida as it applies to contracts to be performed entirely within Florida.

         15.5 CONSENT TO JURISDICTION. THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE INTERPRETATION, IMPLEMENTATION AND ENFORCEMENT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY SUBMIT AND CONSENT TO SUCH JURISDICTION.

         Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 15.2 of this Agreement shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Bankruptcy Court, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a court should find that subject matter jurisdiction is not available in the Bankruptcy Court, Buyer and Seller hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the U.S. District Court for the Northern District of Ohio.

         15.6 SEVERABILITY. Any term or provision of the Transaction Documents that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Transaction Documents or affecting the validity or enforceability of any of the terms or provisions of the Transaction Documents in any other jurisdiction.

         15.7 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Transaction Documents. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Transaction Documents.

         15.8 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to in the Transaction Documents and attached thereto is an integral part of the Transaction Documents and is incorporated in the respective Transaction Documents by this reference.

         15.9 RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (e) provisions apply to successive events and transactions; (f) references to Articles, Sections, Schedules and Exhibits in a Transaction Document shall refer to Articles, Sections, Schedules and Exhibits of that Transaction Document, unless otherwise specified; (g) the headings in the Transaction Documents are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision thereof; (h) the Transaction Documents shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Transaction Documents to be drafted; (i) the use of the term "specific" in relation to a subject means relating exclusively to that subject; and (j) references to "commercially reasonable efforts" in the Transaction Documents shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time.

         15.10 COUNTERPARTS. The Transaction Documents may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument.


                            SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                        BINNINGS ACQUISITION CORP.

                                        ----------------------------------------
                                        By:
                                              --------------------------------
                                              Name:
                                              Title: Special Authorized Agent

                                        BINNINGS BUILDING PRODUCTS, INC.

                                        By:
                                            --------------------------------
                                            Name:  Joseph Dominijanni
                                            Title: Chief Executive Officer

                                        AMERICAN ARCHITECTURAL PRODUCTS
                                        CORPORATION

                                        By:
                                              --------------------------------
                                              Name: Joseph Dominijanni
                                              Title: Chief Executive Officer


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